NORTHWESTERN MUTUAL

ANNUITY OPERATIONS

ADMINISTRATION AGREEMENT

Between

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

and

NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

(Effective Date: January 1, 2008)

AGREEMENT

This agreement (the “Agreement”) is made by and between The Northwestern Mutual Life Insurance Company (“Northwestern”), a Wisconsin mutual life insurance company and Northwestern Mutual Investment Services, LLC (“NMIS”), a Wisconsin limited liability company wholly owned by Northwestern, each with its principal place of business in Milwaukee, Wisconsin. The Agreement shall be given effect on the later of January 1, 2008 or, with respect to any jurisdiction in which advance regulatory notice and/or approval of this Agreement or license to perform the services hereunder is required, the date on which such requirement is satisfied (“Effective Date”).

WITNESSETH:

WHEREAS, in order to achieve certain operating economies and avail itself of the resources and services of NMIS for the benefit of the parties and owners of annuity contracts issued by Northwestern and in the interest of Northwestern’s policyholders, Northwestern wishes to utilize certain employees of NMIS to perform certain services relating to Northwestern’s operations supporting the sale, issuance and servicing of fixed and variable annuity contracts ( individually, “Fixed Annuity Contracts” and “Variable Annuity Contracts” and collectively, “Annuity Contracts”) it issues and the settlement of Annuity Contracts and fixed and variable life insurance policies it issues (“Life Insurance Policies”) to payment plans it services (“Payment Plans”); and

WHEREAS, Variable Annuity Contracts issued by Northwestern are supported by assets held in separate accounts established by Northwestern and registered as unit investment trusts under the Investment Company Act of 1940 with respect to which Northwestern acts as depositor (as that term is defined in the Act) and NMIS acts as principal underwriter pursuant to a Distribution Agreement with Northwestern dated May 1, 2006 (the “Distribution Agreement”).

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Appointment; Retention of Management Authority and Cooperation

1.1 Appointment. Northwestern retains NMIS to provide, and NMIS agrees to provide, certain services on commercially reasonable terms not less favorable than those which could be obtained from unaffiliated third parties, subject to the terms and conditions set forth herein. The aforesaid services shall include, without limitation, administrative services and other services relating to operations involving (i) Annuity

Contract sales, issuance, financial and non-financial transaction processing and customer service; (ii) the settlement of Annuity Contracts and the cash value of Life Insurance Policies to Payment Plans; and (iii) customer service support for all Payment Plans, including those representing the settlement of Life Insurance Policies by Northwestern in the event of the death of the insured.

1.2 Retention of Management Authority; Non-Delegation of Certain Activities. NMIS agrees that Northwestern retains all management authority with respect to Northwestern’s Annuity Contracts, including, but not limited to, control of underwriting standards and procedures, claim adjustment, claim standards and procedures, general servicing, investment, pricing, and production functions. NMIS further agrees that Northwestern retains sole and exclusive responsibility for performing all functions involving actuarial services, adjustment and processing of claims, premium billing and negotiation of reinsurance (“Non-Delegated Activities”). To the extent that any provision in this Agreement appears to vest management authority in NMIS or delegate Non-Delegated Activities to NMIS, the Agreement shall be interpreted so that the Board of Directors of Northwestern, or its authorized delegates, retains ultimate management authority and responsibility for Non-Delegated Activities.

1.3 Cooperation. Although Northwestern retains all management authority, the parties acknowledge that the performance of the duties and functions contemplated by this Agreement will require continued cooperation between NMIS and Northwestern. NMIS shall use best efforts to cooperate with Northwestern at all times under this Agreement.

1.4 Distribution Agreement. To the extent there are any inconsistent terms between the Distribution Agreement and this Agreement, the terms of the Distribution Agreement shall control with respect to the services contemplated thereby.

ARTICLE 2

Administration of Northwestern’s Annuity Contracts

2.1 Products Administered Under this Agreement. This Agreement shall apply to all Annuity Contracts issued and in force, including those settled and in payout as of the Effective Date, and all future Annuity Contracts that are offered by Northwestern except as the parties shall otherwise mutually agree.

2.2 Product Name. All Annuity Contracts administered pursuant to this Agreement shall be sold under the name of The Northwestern Mutual Life Insurance Company (or its successors, assignees, or affiliates). All policy forms, premium statements, notices, and descriptive and marketing material, shall bear the name The Northwestern Mutual Life Insurance Company (or its successors, assignees, or affiliates). Communications may identify NMIS by name and function when required by law and as Northwestern may otherwise approve from time to time.

2.3 NMIS’s Charges and Administrative Duties.

(a) Charges.

(i) Calculation. NMIS’s exclusive compensation for performing the services contemplated by this Agreement shall be charges based on actual costs, when reasonably possible, with no mark-up or mark-down (including charges, if any, from third parties, which will be passed through directly to Northwestern, with no mark-up or mark-down), or if not reasonably possible, on a utilized or allocated cost basis. The specific utilization and allocation methods shall be as the parties may agree from time to time and may include staff counts, task counts, time sheets, percentage time allocations, square footage allocations or other reasonable methods intended to approximate actual costs incurred. NMIS shall document in reasonable detail the calculation of, and shall record, all charges so as to enable Northwestern or its duly authorized representative to verify the accuracy and reasonableness thereof.

(ii) Payment for Services. NMIS shall invoice Northwestern not less frequently than quarterly, in arrears, for services with such charges being payable by Northwestern in full within thirty (30) days of invoice receipt. If Northwestern disputes any or all of an invoiced amount, and such dispute cannot be resolved promptly through the good faith efforts of the parties, then Northwestern shall pay the invoice, less the disputed amount, and the parties shall diligently proceed to resolve in good faith such disputed amount.

(iii) Reimbursement of Out of Pocket Expenses. Northwestern shall reimburse NMIS for all reasonable out of pocket expenses it incurs on behalf of Northwestern not billed directly to Northwestern. NMIS may include such expenses on its invoice for services provided they are separately identified, or it may send a separate invoice to Northwestern for such expenses. In either case, such expenses shall be payable in full by Northwestern within thirty (30) days of invoice receipt.

(iv) Adjustments to Charges. The parties shall review on a periodic basis the services performed and charges therefor during the preceding period (not less frequently than annually) and, if the scope or nature of services actually performed by NMIS during the prior period was different than that contemplated by the parties, then the parties shall negotiate in good faith an adjustment to the charges.

(b) Policies and Procedures. NMIS agrees to collaborate with Northwestern to develop and implement compliance and operating policies and procedures required by new laws or changes to existing laws applicable to Northwestern’s annuity business.

(c) Resources. NMIS agrees to provide sufficient resources to timely perform all duties in a reasonable manner.

(d) Cooperation. NMIS agrees to cooperate in good faith should Northwestern decide to assume or transfer any of the functions contemplated by this Agreement for any or all Annuity Contracts, without penalty or other cost.

(e) Relationship of the Parties.

(i) At all times during the term of this Agreement, NMIS shall act and perform hereunder as an independent contractor.

(ii) This Agreement does not create a relationship of partnership, joint venture or any other association between the parties, nor shall it be construed so as to impose any liability as such on either of them or to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other except as expressly provided herein and then only as agent.

(f) Employees; Use of Third Parties and Independent Contractors.

(i) NMIS shall not have authority to employ persons on behalf of Northwestern, and no employees of NMIS shall be deemed to be employees or agents of Northwestern as a result of the performance of services contemplated by this Agreement, except as otherwise required by law or other delegation by Northwestern. Each party shall have the sole and exclusive right to hire, transfer, suspend, layoff, recall, promote, assign, discipline, and adjust grievances and discharge its employees. In the event an employee is jointly employed by both Northwestern and NMIS, each party shall exercise the authorities described above with respect to the individual’s employment status with that party.

(ii) Each party agrees to assume complete responsibility for all salaries and other compensation of its employees and shall make all necessary salary deductions and withholdings from such employees’ salaries and other compensation and assume full responsibility for the payment of any and all contributions, taxes and assessments, and agrees to meet all other requirements of the federal social security and federal and state unemployment compensation and federal, state and local withholding of income tax laws on all salary and other compensation of said employees. Notwithstanding the above, for employees jointly employed by both the Company and NMIS, the parties may agree to satisfy these requirements under the common paymaster rules. At no time shall Northwestern be responsible for withholding from any fees or other amounts payable to NMIS hereunder any amounts for federal, state or local taxes including, without limitation, income, employment and social security taxes with respect to NMIS employees providing services hereunder.

(iii) Each party further agrees and warrants that it shall comply with any other federal or state or local law or regulation regarding compensation, hours of work, or other conditions of employment, including federal or state laws or regulations regarding minimum compensation, overtime and equal opportunities for employment to the extent they are applicable, and terms of the federal Civil Rights Act, the federal Americans With Disabilities Act and the federal Fair Labor Standards Act, to the extent they are applicable.

(iv) NMIS may retain one or more independent data processing or other entities (“Service Bureaus”) and one or more individuals as independent contractors (“Independent Contractors”) to perform functions required to provide the services contemplated by the Agreement provided NMIS uses its best efforts to (i) give Northwestern notice of the identity of all such Service Bureaus and Independent Contractors and (ii) retain such persons pursuant to written contracts consistent with NMIS’s duties and responsibilities under this Agreement. If any such person fails to perform a function timely or accurately or in a manner that is contrary to this Agreement, NMIS shall make reasonable efforts to cause the person to correct any error and complete any required task as promptly as reasonably practicable. Notwithstanding any other provision in this Agreement to the contrary, NMIS shall be and remain fully liable to Northwestern for all acts of any person it retains to perform services to the same extent and as if such services had been provided directly by NMIS.

(v) NMIS shall provide Northwestern with the opportunity to investigate any NMIS employee, Service Bureau or Independent Contractor performing functions required by the services contemplated by the Agreement for the purpose of verifying their eligibility and qualifications to perform such functions, and agrees to require such persons to complete questionnaires approved by Northwestern to facilitate its investigation. Northwestern may require NMIS to obtain its approval before using any person to perform functions that Northwestern determines causes such person to be its associated person as that term is defined under the Investment Company Act of 1940. NMIS agrees that Northwestern may require, as a condition of its approval, that any such person agree to comply with business conduct rules established by Northwestern, which may include limitations on the investment activities of such person.

2.4 Information Exchange. Northwestern and NMIS agree that the timely and regular exchange of information is an essential element of the relationship between Northwestern and NMIS. Northwestern and NMIS have agreed to procedures to share information in a timely and regular manner. Northwestern has the unilateral right to modify and amend these information sharing procedures. Although the parties anticipate negotiating any future modifications and amendments in a mutually agreeable manner, NMIS shall defer to Northwestern’s requirements and direction pursuant to Northwestern’s retention of ultimate management authority, set forth in Section 1.2, if mutual agreement cannot be reached.

2.5 Work Schedule. NMIS shall provide services during the same working hours and holiday schedules worked by Northwestern employees, unless mutually agreed otherwise. Northwestern shall provide the required work schedule to NMIS.

2.6 Access to Variable Annuity Compliance Manuals.

(a) NMIS acknowledges that Northwestern has business needs requiring its possession and retention of certain current and historical compliance manuals governing Northwestern’s Variable Annuity Contracts. NMIS shall provide Northwestern with current and updated versions of these manuals as they are developed and revised, and agrees that Northwestern shall be permitted to retain all such manuals upon termination of this Agreement.

(b) The parties agree that Northwestern may retain other third-parties to assist in administering its annuity business. Any third-party retained by Northwestern shall have access to all Variable Annuity Contract compliance manuals. At NMIS’s request, Northwestern shall require the third-party to sign appropriate confidentiality provisions with respect to such manuals, and shall require the third-party to allow NMIS the right to inspect its operations to ensure compliance therewith.

2.7 Participation in Training. NMIS shall, at the request of Northwestern and with reasonable notice, participate in annuity business training or informational seminars sponsored by Northwestern for the benefit of Northwestern’s employees, Northwestern’s agents, or NMIS’s employees. Northwestern agrees to reimburse NMIS for reasonable travel and out-of-pocket expenses, if any, for those NMIS employees that participate in the training.

2.8 Support of Northwestern’s Field Force. The parties acknowledge that the success of this Agreement is greatly dependent upon the ability of Northwestern’s field force to sell Northwestern’s Annuity Contracts. Accordingly, NMIS agrees to exercise best efforts to provide effective assistance and support to Northwestern’s agents. NMIS shall periodically report to Northwestern any issues that are raised by the field directly with NMIS concerning its support of Northwestern’s field force.

2.9 Premium Payments. Northwestern shall establish an account at a financial institution (the “Premium Account”) to which all annuity premium payments and other amounts, if any, for Northwestern’s Annuity Contracts or otherwise payable to or on behalf of Northwestern shall be deposited no later than the end of the next business day after receipt. NMIS shall have no authority to hold any money that it receives, except that it shall be permitted to hold an initial purchase payment received with a Variable Annuity Contract application, but then solely for such period as is necessary to complete its pre-transmittal principal review in compliance with applicable requirements under FINRA Rule 2821.

2.10 Compliance with all Applicable Laws. All activities performed by NMIS under this Agreement shall comply with all applicable laws, including, but not limited to any regulations, statutes, and case law, whether federal or state, affecting or relating to NMIS’s obligations under this Agreement.

ARTICLE 3

Complaints, Inquiries, and Lawsuits

3.1 Complaints and Inquiries.

(a) NMIS and Northwestern acknowledge that complaints may be received from various parties, including Northwestern’s agents, regulatory bodies, applicants, policyholders, and claimants. If NMIS receives a complaint from any source, or an inquiry from a regulatory body or other legal authority, relating directly or indirectly to a policy or application administered pursuant to this Agreement, NMIS shall promptly notify Northwestern and prepare a timely and appropriate response following any complaint handling process developed by NMIS and approved by Northwestern.

(b) As provided in Section 1.2, Northwestern retains ultimate decision-making authority with respect to Northwestern’s annuity business. As one aspect of this authority, Northwestern and NMIS agree that Northwestern may take the lead in addressing any complaint or inquiry at any time. Northwestern shall have the right to make the final decision regarding the dispute (such as paying a disputed claim, rescinding a policy, or otherwise settling the conflict).

3.2 Lawsuits. If NMIS receives notice of a lawsuit involving, directly or indirectly, Northwestern’s annuity business, NMIS shall immediately notify Northwestern of the lawsuit whether or not Northwestern is named in the lawsuit. NMIS agrees that Northwestern has the sole right to direct Northwestern’s response and actions in such lawsuits, including, without limitation, negotiation, settlement of the lawsuit, or hiring outside counsel. NMIS agrees to use its best efforts to assist Northwestern’s legal counsel, including outside counsel if any. Nothing in this section shall prevent NMIS from retaining its own counsel at its own expense pursuant to Section 3.3.

3.3 Conflict of Interest. Northwestern and NMIS acknowledge that situations may develop which will create an actual or potential conflict of interest between the parties. In any actual or potential conflict of interest situation, each party may, at its own expense, hire its own counsel. Northwestern and NMIS shall promptly notify the other party whenever an actual or potential conflict of interest exists.

3.4 Allocation. If Northwestern settles or resolves a complaint, inquiry, or a lawsuit, NMIS agrees to pay that portion of the settlement or resolution which may be allocable to NMIS under this Agreement.

ARTICLE 4

Confidential and Proprietary Information

4.1 Confidential Information.

(a) Definition of “Confidential Information.” Confidential Information of a party to this Agreement is defined as any and all information, data or materials regarding or relating to the party, its business, its customers, and its agents, subsidiaries and affiliates. By way of example, Confidential Information includes, but is not limited to, (i) any technical and/or business information relating to the party’s products, research and development, production, costs, information systems, profit or margin information, finances, marketing, business processes or procedures, and future business plans, and (ii) any information, data or materials containing personally identifiable information (including, without limitation, “Non-public Personal Information” as that term is defined under Title V of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder (“GLB”)) regarding current, prospective or former applicants, clients, beneficiaries, annuitants and any other customers of the party, its subsidiaries or affiliates. Confidential Information shall not include information that is generally known to the public without breach of this Agreement.

(b) Use of Confidential Information. Except to the extent the parties otherwise agree in writing, a party receiving or provided access to Confidential Information of the other party agrees to use such information solely for the purpose of performing its obligations under this Agreement and any related agreements between the parties, and to handle such information by exercising at least the degree of care that it exercises in connection with maintaining the confidentiality of its own confidential information, but always to do at least the following using a reasonable degree of care:

(i) maintain appropriate procedures and systems to protect the security and confidentiality of Confidential Information of the other party;

(ii) restrict disclosure of and access to Confidential Information of the other party solely to those of its employees and duly authorized agents with a need to know and direct them to keep such information confidential and, unless permitted by this Section, not disclose such information to unauthorized third parties;

(iii) to provide the other party with a copy of its current privacy policies, procedures and notices, and any and all amendments thereto, that it has adopted and implemented to satisfy the requirements of GLB;

(iv) to notify the other party promptly of any theft, loss or misplacement of Confidential Information of the other party and of any disclosure in violation of this Agreement;

(v) to require that each Service Bureau, Independent Contractor and any other duly authorized agent to which Confidential Information of the other party is provided, or made available, maintain the confidentiality and security of such information using reasonable care; and

(vi) when disclosing Confidential Information of the other party pursuant to a valid court order or other judicial or administrative process, to provide the other party with prompt notice thereof so that it may seek a protective order or other appropriate remedy.

(c) Permitted Use and Disclosure. A party receiving or provided access to Confidential Information of the other party shall have no obligation to comply with the requirements of this Section with respect to any information which:

(i) is known by the recipient, without any obligation of confidentiality with respect thereto, prior to receipt of such information under this Agreement;

(ii) is disclosed with the consent of the other party;

(iii) is required to be disclosed by law including, for example, by order of a court of competent jurisdiction or other governmental agency or regulatory or self-regulatory authority having jurisdiction over either party; or

(iv) is disclosed by the recipient in connection with any judicial or other legal proceeding involving the Agreement.

(d) Return or Destruction of Confidential Information.

(i) Upon request by the other party and subject to other provisions in this Agreement, NMIS or Northwestern shall immediately destroy or return intact to the other party (whichever the other party requests) any and all Confidential Information of the other party and any and all copies or records of any Confidential Information in its possession or control. NMIS and Northwestern shall allow the other party to retain Confidential Information of the other party (x) to the extent necessary to service existing obligations under this Agreement or (y) if the other party agrees, at that time, that retention is otherwise necessary for a legitimate business purpose.

(ii) As set forth in Section 7.9, the obligations under this Article shall survive the termination of this Agreement. The confidentiality standards of this Agreement shall apply to any retained Confidential Information.

4.3 Business Continuity Plan; Force Majeure.

(a) Business Continuity Plan. NMIS shall maintain off-site backup of its systems and electronic data, procedures and books and records relating to its operations that it determines critical and essential in good faith consultation with Northwestern. At all times during the term of this Agreement, NMIS shall maintain, and periodically test with reasonable frequency, a written business continuity plan that includes procedures relating to emergencies and significant disruptions of its critical and essential operations. NMIS agrees to provide Northwestern with a current copy of its business continuity plan and all other information Northwestern may reasonably request to allow Northwestern to coordinate its business continuity planning with that of NMIS and evaluate the adequacy thereof. NMIS further agrees to assist Northwestern in developing and maintaining its business continuity plan to ensure that it is reasonably designed to meet applicable requirements and to assist Northwestern in developing and implementing appropriate remedial steps in the event any significant gaps are identified. Whenever a disaster or other similar event causes NMIS to allocate limited resources to perform services for itself and Northwestern, it shall allocate such resources in a reasonable, good faith manner.

(b) Force Majeure. Notwithstanding any other term of this Agreement or in any other agreement between the parties, but subject to NMIS adhering to its business continuity plan maintained in accordance with Section 4.3(a) hereof, in no event shall either party be liable to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the reasonable control of said party, including, but not limited to: acts of God; acts of the public enemy; acts of the government of the United States or any state, territory or political division thereof or the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes (not involving employees, subcontractors or agents of the party whose performance is delayed or prevented); acts of terrorism; riots; and freight embargoes, and without the fault or negligence of the party claiming excusable delay. The party delayed or unable to perform shall take steps to mitigate the effect and length of such force majeure event.

Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section.

ARTICLE 5

Duration of the Agreement

5.1. Term. The initial term of this Agreement shall be the twelve-month period ending on the first year anniversary of the Effective Date (the “Initial Term”). Absent termination by written notice of non-renewal as provided in this Article, this Agreement shall be automatically renewed for successive twelve-month terms (each, a “Renewal Term”) upon the expiration of the Initial Term.

5.2. Termination.

(a) By Non-Renewal. Either party may terminate this Agreement in whole or in part by giving the other party 90 days’ written notice of termination prior to the end of the Initial Term or a Renewal Term.

(b) By Mutual Agreement. The Agreement may be cancelled at any time by mutual written agreement of the parties.

(c) Upon Default or Breach. If either party materially breaches this Agreement or materially defaults in the performance of its duties and obligations under this Agreement, the non-defaulting or non-breaching party may terminate this Agreement by delivering written notice to the defaulting party (i) specifying the nature of the default or breach and (ii) notifying the defaulting or breaching party that unless the default or breach is cured within a period of thirty (30) days from receipt of the notice, this Agreement will be terminated upon additional prior written notice, the length of which shall be determined by the non-defaulting or non-breaching party in its sole discretion. In addition, Northwestern may terminate this Agreement by the same notification procedure at any time in the event of the existence of service deficiencies the nature and duration of which are mutually agreed to in advance in writing.

(d) Immediate Termination. Either party may terminate this Agreement immediately upon written notice in the event the other party: (i) is enjoined, disabled, suspended, prohibited, or otherwise is unable to perform any of its duties and obligations under this Agreement by operation of law or as a result of any administrative or judicial proceeding or action by any court or governmental agency or regulatory or self-regulatory organization having jurisdiction over such party; or (ii) experiences financial difficulties as evidenced by such party becoming or being declared insolvent or filing (or being made the subject of) a petition commencing a case under any chapter of Title 11 of the United States Code or an appointment of receivership or any similar legal proceeding or corporate action effected for similar purpose.

5.3. Return (or Destruction) of Books, Records and Data Upon Termination. If this Agreement is terminated, at the request of Northwestern, NMIS shall promptly transfer to Northwestern (or its designated agent) in a mutually agreeable format all books, records and data created and maintained by NMIS under this Agreement; provided, however, NMIS may at its own expense make and retain for its own records copies of any such books, records and data. If not so transferred, NMIS shall retain such books, records and data for such period as Northwestern shall direct after which they shall be destroyed by NMIS in a secure manner in accordance with applicable law, rule and regulation and in compliance with NMIS’s internal document retention policy. At such time as any book, record or data is destroyed, NMIS agrees to provide Northwestern upon request a certificate signed by a duly authorized representative of NMIS stating the method and date of destruction and certifying that any Confidential Information was destroyed in a manner reasonably designed to ensure the confidentiality of such information was not breached. All computer data that is destroyed by erasure shall be erased using a method which ensures that it cannot be recovered.

NMIS agrees to use its best efforts to effect a prompt, efficient and orderly transfer of books, records and data to Northwestern so as to avoid interruption of Northwestern’s annuity business. NMIS further agrees to assist Northwestern, upon request, in development of a written transition plan and to grant Northwestern continued access to any Northwestern books, records and data in its custody for a reasonable period of time beyond the termination date. The parties agree that NMIS may charge Northwestern a reasonable fee for its services under this Section and all reasonable out of pocket expenses incurred in connection therewith.

5.4. Survival of Terms Subsequent to Termination. Termination of this Agreement shall not release either party from any obligation or liability with respect to any indemnification, representation or warranty made or any service contemplated under this Agreement that is performed prior to the effective date of termination. All provisions in this Agreement necessary to give effect to the preceding sentence shall survive the termination of this Agreement.

5.5 Obligation of Northwestern to Sell Annuity Contracts. Northwestern may stop issuing Annuity Contracts in any or all jurisdictions at any time. In that event, NMIS shall continue to administer all existing Northwestern annuity business administered under the terms of this Agreement at that time.

ARTICLE 6

Indemnification

6. 1. Indemnification by NMIS. NMIS agrees to indemnify, defend and hold harmless Northwestern, its successors and assigns, and their respective trustees or directors, officers, employees and agents (together referred to as “Northwestern Related Persons”) from any and all joint and several damages, losses, claims or liabilities (including any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Northwestern and/or Northwestern Related Persons may become subject, under law, or under any regulation or rule of any regulatory or self-regulatory authority, at common law or otherwise, that arise out of or are based upon any breach of any representation, warranty or other provision of this Agreement by NMIS.

6.2. Indemnification by Northwestern. Northwestern agrees to indemnify, defend and hold harmless NMIS, its successors and assigns, and their respective directors, officers, employees and agents (together referred to as “NMIS Related Persons”) from any and all joint and several damages, losses, claims or liabilities (including any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which NMIS and/or NMIS Related Persons may be come subject, under law, or under any regulation or rule of any regulatory or self-regulatory authority, at common law or otherwise, that arise out of or are based upon any breach of any representation, warranty or other provision of this Agreement by Northwestern.

6.3. Indemnification Generally. No person seeking indemnification under this Section shall be entitled to indemnification hereunder for any loss, claim, damage or liability due to the willful misfeasance, bad faith, or gross negligence or reckless disregard of duty by the person seeking indemnification. Any person seeking indemnification under this Article shall promptly notify the indemnifying party in writing after receiving notice of the commencement of any action or other event as to which a claim for indemnification will be made; provided, however, that failure to so notify the indemnifying party shall not relieve such party from any liability which it may have to such person otherwise than on account of this Article. The indemnifying party shall be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such party in defending himself, herself or itself.

ARTICLE 7

Miscellaneous Contractual Provisions

7.1. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, each of their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party, and no other persons shall have or derive any right, benefit or obligation hereunder. An assignee of either party, if authorized hereunder, shall have all of the rights and obligations of the assigning party set forth in this Agreement.

7.2. Right to Audit by Northwestern, Reinsurers, and State and Federal Authorities.

(a) Upon reasonable notice, NMIS shall allow Northwestern, its auditors, its reinsurers, and any professional consulting firm retained by Northwestern physical access to all its administrative and corporate facilities, and shall allow such parties to audit NMIS’s administrative operations. This includes, but is not limited to, Annuity Contract issuance and service manuals and files, rate materials, applications, contract forms, compliance functions, system records that document activities of production work and customer contracts, financial records, and other functions deemed necessary by the party conducting the audit.

(b) Northwestern and NMIS recognize that state and federal regulators, self regulatory bodies and other legal authorities occasionally perform audits, investigations, financial examinations, and market conduct examinations. NMIS shall fully cooperate with the regulators by providing information in a timely manner, allowing physical access to facilities as needed, and implementing any necessary modifications.

7.3 Disciplinary Action, Suspension or Restriction. In order for Northwestern to take such actions as it reasonably deems necessary to ensure compliance with all applicable law, regulations and rules, NMIS shall give prompt notice to Northwestern of any conduct by NMIS, or any of its directors, officers, or employees, or individuals who are either employed by Service Bureaus or as Independent Contractors retained by NMIS who are determined by Northwestern to be its associated persons, which conduct NMIS has reason to believe is in violation of such law, regulations and rules or could materially interfere with or prevent NMIS from providing services contemplated by this Agreement (“disabling conduct”) or which may be reportable by Northwestern to governmental agencies or regulatory or self-regulatory organizations having jurisdiction over Northwestern (“reportable conduct”) including, without limitation:

(a) a disciplinary sanction, including denial, suspension, revocation or restriction of registration by a federal or state agency, a securities exchange or regulatory or self-regulatory organization having jurisdiction over any of them, or a broker-dealer or investment adviser subject to federal or state registration with which they are currently or formerly associated;

(b) a charge or conviction of (or a guilty or no contest plea to) any felony;

(c) a charge or conviction of (or guilty or no contest plea to) a misdemeanor involving investment or financial-related misconduct, dishonesty – including the taking of a false oath, the making of a false report, any fraud, false statements or omissions, and the wrongful taking of property – bribery, perjury, counterfeiting, extortion or a conspiracy to commit any of the aforesaid offenses, or a breach of trust;

(d) a finding in an adjudicated proceeding or pursuant to a settlement agreement or arbitration involving investment or financial-related misconduct, dishonesty – including the taking of a false oath, the making of a false report, any fraud, false statements or omissions, and the wrongful taking of property – bribery, perjury, counterfeiting, extortion or a conspiracy to commit any of the aforesaid offenses, or a breach of fiduciary duty;

(e) a suspension or revocation of a license to act as an attorney or accountant;

(f) a written customer complaint involving allegations of theft or misappropriation of funds or securities or of forgery; and

(g) a filing of a bankruptcy petition or the subject of an involuntary bankruptcy petition, within the past ten years.

7.4. Representations and Warranties By the Parties.

(a) By NMIS. NMIS represents and warrants to Northwestern:

(i) Organization and Good Standing. NMIS is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(ii) Due Qualification. NMIS is duly licensed or qualified to do business as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing or qualification.

(iii) Power and Authority. NMIS has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and NMIS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and perform the services contemplated hereby.

(iv) Substantial Compliance. NMIS is duly registered as a broker-dealer and as an investment adviser with the SEC and is a member firm in good standing of the FINRA and, except for violations and acts of noncompliance that are not material to its business, assets, properties, operations and financial performance or condition, NMIS and each of its officers, directors, employees and its associated and supervised persons (as those terms are defined under the federal securities laws) is, and during the term of this Agreement shall remain, in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees.

(v) No Pending Action, Suit, Investigation or Inquiry. NMIS is not aware of any current, pending or threatened formal or informal legal action, suit, investigation, inquiry or proceeding against NMIS, including its officers, directors, employees, and associated and supervised persons, that would impair its ability to carry out its responsibilities and obligations under this Agreement.

(vi) License, Notices and Approvals. NMIS has obtained (or will obtain on a timely basis), and shall maintain for the term of this Agreement, all permits, licenses, authorizations, orders and approvals of, and has made (or will make on a timely basis), and will continue to make for the term of this Agreement, all filings, applications or registrations with, applicable governmental authorities that are required in order to enter into this Agreement and perform the services contemplated hereby.

(b) By Northwestern. Northwestern represents and warrants to NMIS:

(i) Organization and Good Standing. Northwestern is duly organized, validly existing and in good standing as a Wisconsin mutual life insurance company under Chapter 611 of the Wisconsin Statutes with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(ii) Due Qualification. Northwestern is duly licensed or qualified to do business as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing or qualification.

(iii) Power and Authority. Northwestern has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Northwestern has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to conduct the annuity business contemplated hereby.

(iv) Substantial Compliance. Except for violations and acts of noncompliance that are not material to its business, assets, properties,

operations and financial performance or condition, Northwestern and each of its officers, trustees, employees and its authorized representatives is, and during the term of this Agreement shall remain, in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees.

(v) No Pending Action, Suit, Investigation or Inquiry. Northwestern is not aware of any current, pending or threatened formal or informal legal action, suit, investigation, inquiry or proceeding against Northwestern, including its officers, directors and employees, that would impair its ability to carry out its responsibilities and obligations under this Agreement.

(vi) License, Notices and Approvals. Northwestern has obtained (or will obtain on a timely basis), and shall maintain for the term of this Agreement, all permits, licenses, authorizations, orders and approvals of, and has made (or will make on a timely basis), and will continue to make for the term of this Agreement, all filings, applications or registrations with, applicable governmental authorities that are required in order to enter into this Agreement and conduct the annuity business contemplated hereby.

7.5. Notices.

(a) Manner of Delivery. Each notice, demand, request, consent, approval or other communication which is required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing, and given by facsimile transmission, personal delivery, receipted delivery service, certified mail with postage prepaid and return receipt requested, or any other manner as is mutually agreed to by the parties and addressed as follows with a copy to the Secretary of the party receiving the notice at the same address.

If to NMIS:

Northwestern Mutual Investment Services, LLC
611 East Wisconsin Avenue Milwaukee, Wisconsin 53202
Attention: President & CEO
Facsimile Number: 414.665.6331
cc: Corporate Secretary
Facsimile Number: 414-665-5751

If to Northwestern:

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: General Counsel & Corporate Secretary
Facsimile Number: 414.665.7016

(b) Effective Date. Notices shall be effective on the date of receipt.

(c) Change of Address. Each party may designate by notice to the other in writing, given in the foregoing manner, a new address to which any notice may thereafter be so given, served or sent.

7.6. Severability. If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. If any one or more of the provisions herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then in that event, to the maximum extent permitted by law, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement.

7.7. Entire Agreement; Amendments. This Agreement, together with the Distribution Agreement identified in the preamble and Section 1.4 hereof, constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable. No amendment, supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

7.8. Governing Law and Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Wisconsin, without giving effect to the principles of conflicts of laws thereof. In all cases where a party may seek relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forum shall be the state and federal courts having jurisdiction and venue in Milwaukee County in the State of Wisconsin. For this purpose, each party expressly consents and subjects itself to the exercise of personal jurisdiction in and by such courts.

7.9. Survival. Provisions contained in this Agreement, including, without limitation, the confidentiality and indemnification provisions, that by their context are intended to survive completion of performance, termination, or cancellation of this Agreement shall so survive.

7.10. Headings. The headings and titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

By:	/s/ John E. Schlifske
John E. Schlifske
President & CEO

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John M. Bremer
John M. Bremer
Chief Operating Officer